Exhibit 2.9

SHARE PURCHASE AGREEMENT

by and between

MAKEMYTRIP LIMITED

and

MIH INTERNET SEA PTE. LTD.

Dated as of May 2, 2017

ii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of May 2, 2017, by and between:

(1) MakeMyTrip Limited, a public company incorporated under the Laws of Mauritius with limited liability (the “Company”); and

(2) MIH Internet SEA Pte. Ltd., a private company incorporated under the Laws of Singapore with limited liability (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company proposes to issue and sell an aggregate of 9,166,667 Shares (as defined below) for an aggregate purchase price of US$330,000,012 to certain investors in a private placement (the “Placement”);

WHEREAS, the Purchaser intends to exercise its pre-emptive rights pursuant to Section 6 of the Terms of Issue (as defined below) and to subscribe for and purchase Class B Shares (as defined below) from the Company on a pro rata basis pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company agrees to issue, sell and deliver Class B Shares to the Purchaser pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, the Company and the Purchaser desire to enter into this Agreement on the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, (i) the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise, and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in the Cayman Islands, the State of New York, Singapore, Mauritius or New Delhi are authorized or required by Law to be closed.

“Class B Shares” means the class B convertible ordinary shares of the Company, par value US$0.0005 per share.

“Closing” shall have the meaning ascribed to this term in Section 2.2(a).

“Company” shall have the meaning ascribed thereto in the preamble hereto.

“Company Financial Statements” shall have the meaning ascribed to this term in Section 3.1(i)(ii).

“Company Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or on the results of operations, earnings, business, management, operations or business prospects of the Company and its Subsidiaries, taken as a whole.

“Company SEC Documents” means all registration statements, prospectuses, proxy statements and other statements, reports, schedules, forms and other documents filed or furnished by the Company with the SEC and which are publicly available.

“Constitution” means the certificate of incorporation, constitution, memorandum and articles of association or other constitutive documents, as amended.

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FCPA” shall have the meaning ascribed to this term in Section 3.1(f)(ii).

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NASDAQ) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Historical Subsidiary” means the entity identified in Schedule A hereto.

“Ibibo Financial Statements” means the carve-out combined financial statements of Ibibo Group Holdings (Singapore) Pte. Ltd. and its subsidiaries (comprising the carve-out combined balance sheets as of March 31, 2016, March 31, 2015 and April 1, 2014, and the related carve-out combined statement of profit and loss and other comprehensive income (loss), combined statement of changes in invested capital and combined statement of cash flows for the years ended March 31, 2016 and March 31, 2015) and the notes thereto furnished by the Company to the SEC on a Form 6-K dated December 2, 2016;

“Ibibo Group” means the entities identified in Schedule B hereto.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investor Registration Rights Agreement” means the registration rights agreement to be entered into between the Company and the investors who purchase Shares pursuant to the Placement;

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by Contract or under Law.

“Money Laundering Law” shall have the meaning ascribed to this term in Section 3.1(f)(iv).

“NASDAQ” means The NASDAQ Global Market.

“Permits” shall have the meaning ascribed to this term in Section 3.1(f)(v).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchase Price” shall have the meaning ascribed to this term in Section 2.1.

“Purchaser” shall have the meaning ascribed thereto in the preamble hereto.

“Purchaser Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of October 18, 2016 and effective as of January 31, 2017 between the Company, the Purchaser, Mr. Deep Kalra, Mr. Keyur Joshi, Travogue Electronic Travel LLP (formerly known as Travogue Electronic Travel Private Limited), Ctrip.com International, Ltd. and SB Asia Investment Fund II L.P.

“Relevant Person” shall have the meaning ascribed to this term in Section 3.1(f)(iii).

“Sanctions” shall have the meaning ascribed to this term in Section 3.1(f)(iii).

“Sarbanes-Oxley Act” shall have the meaning ascribed to this term in Section 3.1(i)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Shares” means ordinary shares of the Company, par value US$0.0005 per ordinary share.

“Short Sales” means (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of the Shares).

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with IFRS or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Terms of Issue” means the terms of issue of the Class B Shares as set forth in Annex B of the Company’s proxy statement dated November 22, 2016.

“Transaction Agreement” means the transaction agreement by and among the Company, the Purchaser and, solely with respect to Article XIII thereof, MIH B2C Holdings B.V., dated October 18, 2016 (as amended, supplemented or modified from time to time).

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b) When a reference is made in this Agreement to a section or clause, such reference is to a section or clause of this Agreement.

(c) The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i) The term “US$” means United States Dollars.

(j) The term “days” shall refer to calendar days.

(k) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m) References herein to any gender include the other gender.

(n) The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE OF THE CLASS B SHARES

Section 2.1 Issuance and Sale of Class B Shares. Subject to the terms and conditions of, and in reliance upon the representations and warranties contained in, this Agreement, at the Closing, the Company agrees to issue and sell to the Purchaser 3,666,667 Class B Shares and, in exchange, the Purchaser agrees to subscribe for and purchase from the Company such number of Class B Shares for an aggregate purchase price of US$132,000,012 (the “Purchase Price”).

Section 2.2 Closing.

(a) The consummation of the transactions described in Section 2.1 (the “Closing”) shall occur on May 5, 2017, or such other time as the parties hereto shall agree in writing. At the Closing, the Company shall deliver to the Purchaser the Class B Shares purchased by the Purchaser in certificated form, which Class B Shares shall be duly registered in the name of the Purchaser in the share register of the Company, against payment by the Purchaser to the Company or to its order of the Purchase Price by wire transfer of immediately available funds to such account as designated by the Company in writing. Performance by each party under this Section 2.2 shall be tendered against performance by the other party of such other party’s obligations under this Section 2.2. At or promptly after the Closing, the Company shall deliver to the Purchaser an extract of the updated share register of the Company reflecting the registration of the Class B Shares in the name of the Purchaser.

(b) The Closing shall take place at the offices of Latham & Watkins LLP, 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619, or at such other place as the parties hereto shall agree in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchaser that, as of the date hereof and as of Closing:

(a) Organization, Good Standing and Qualification. The Company has been duly incorporated, is validly existing as a public company limited by shares in current good standing under the Laws of Mauritius and the Company’s Historical Subsidiary and, to the Company’s knowledge each member of the Ibibo Group has been duly incorporated, is validly existing as a corporation, and in the case of MakeMyTrip.com Inc., is in good standing, under the Laws of the jurisdiction of its incorporation. The Company and its Historical Subsidiary and, to the Company’s knowledge, each member of the Ibibo Group has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business and, in the case of the Company and MakeMyTrip.com Inc., is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in current good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Authorization. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations thereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. No approval by the shareholders of the Company is required in connection with this Agreement, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated hereby.

(c) Valid Issuance of Class B Shares. The Class B Shares being purchased by the Purchaser hereunder will, upon issuance pursuant to the terms hereof and upon payment therefor by the Purchaser, be duly and validly issued, fully paid and non-assessable, and will not be subject to, or issued in violation of, any pre-emptive right, antidilutive right, purchase option, call option, right of first refusal, subscription right, transfer restriction or any similar rights or restrictions under any provision of applicable Law, the Constitution of the Company or any Contract to which the Company or any of its Affiliates is a party or otherwise bound, and will rank pari passu in all respects with all other existing Class B Shares. For the purposes of this representation, the term “non-assessable” in relation to the Class B Shares means that holders of such Class B Shares, having fully paid up all amounts due on such Class B Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Class B Shares.

(d) No Violation. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in a breach or violation of, any provision of applicable Law or the Constitution of the Company or its Historical Subsidiary or, to the Company’s knowledge, any member of the Ibibo Group, (ii) contravene, conflict with, or result in a breach or violation of, or result in the default of any of terms or provisions of, or constitute a default (or an event that, with or without the giving of notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or, to the knowledge of the Company, give rise to an obligation to make an offer to purchase, or an obligation to purchase, securities from any shareholder of the Company under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or its Historical Subsidiary or, to the Company’s knowledge, any member of the Ibibo Group under, the provisions of any Contract, license, certificate (including any global business license, Mauritius tax residence certificate or other business license), franchise, authorization, concession, approval, order or permit binding upon the Company or its Historical Subsidiary or, to the Company’s knowledge, any member of the Ibibo Group or (iii) contravene, conflict with, or result in a breach or violation of, or constitute a default under, any applicable Governmental Order, except where such defaults under sub-section (ii) and (iii) would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(e) Governmental Consents and Approvals. Subject to the truth and accuracy of the representations and warranties with respect to the Purchaser in Section 3.2, save for (i) filings with respect to new shareholders with the Mauritius Registrar of Companies and Financial Services Commission, (ii) any filings under state “blue sky” Laws and (iii) any filings with NASDAQ, the execution, delivery and performance by the Company of this Agreement, including the issuance and delivery of the Shares, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f) Compliance with Applicable Laws; Permits.

(i) Each of the Company and its Historical Subsidiary since March 31, 2016 through the date hereof (A) is, and has at all times been, in compliance with applicable Laws and (B) to the knowledge of the Company, has not received notice from any Governmental Authority alleging that the Company or its Historical Subsidiary is in violation of any applicable Law, except, in the case of each of clauses (A) and (B), for such non-compliance and violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except as disclosed in the Company SEC Documents.

(ii) To the Company’s knowledge, each member of the Ibibo Group since February 1, 2017 through the date hereof (A) is, and has been at all times, in compliance with applicable Laws and (B) has not received notice from any Governmental Authority alleging that any member of the Ibibo Group is in violation of any applicable Law, except, in the case of each of clauses (A) and (B), for such non-compliance and violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except as disclosed in the Company SEC Documents.

(iii) Except as disclosed in the Company SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Company or its Historical Subsidiary or, to the Company’s knowledge, any member of the Ibibo Group is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

(iv) None of the Company, its Historical Subsidiary, any of the Company’s or the Historical Subsidiary’s respective directors, officers, employees or, to the Company’s knowledge, Affiliates or agents, in their capacity as a director, officer, agent, employee or Affiliate of the Company or the Historical Subsidiary or, since February 1, 2017, to the Company’s knowledge, any member of the Ibibo Group or any of their respective directors, officers, employees, Affiliates or agents, in their capacity as a director, officer, agent, employee or Affiliate of any of the members of the Ibibo Group is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable anti-corruption Laws to which they may be subject. Each of the Company, its Historical Subsidiary and, to the Company’s knowledge, their respective Affiliates and, since February 1, 2017, to the Company’s knowledge, each member of the Ibibo Group and their respective Affiliates have conducted their businesses in compliance with the FCPA and any other applicable anti-corruption Laws to which they may be subject and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(v) None of the Company, its Historical Subsidiary, their respective directors, officers, or to the knowledge of the Company, any of their respective agents, employees or Affiliates or any member of the Ibibo Group or any of their respective directors, officers, agents, employees or Affiliates is an individual or entity (“Relevant Person”) currently the subject or target of any sanctions administered or enforced by the applicable Governmental Authorities, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority, including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; the Company will not directly or indirectly use the proceeds of the sale of the Class B Shares, or lend, contribute or otherwise make available such proceeds to the Historical Subsidiary or any member of the Ibibo Group, joint venture partners or other Relevant Person, to fund any activities of or business with any Relevant Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Relevant Person (including any Relevant Person participating in the transactions contemplated hereby, whether as advisor, investor or otherwise) of Sanctions. Since January 1, 2014, neither the Company nor its Historical Subsidiary, and, since February 1, 2017, no member of the Ibibo Group, has knowingly had a customer or supplier or other business relationship with, has knowingly been a party to any Contract with, or has knowingly engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any Sanctions, except to the extent any such business relationship, Contract or transaction is permissible under the Sanctions if done by a U.S. person.

(vi) The operations of the Company and its Historical Subsidiary, and, since February 1, 2017, to the Company’s knowledge, the Ibibo Group, are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Company or its Historical Subsidiary or, to the Company’s knowledge, any member of the Ibibo Group with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(vii) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and except as disclosed in the Company SEC Documents, (A) since March 31, 2016, the Company and its Historical Subsidiary and, since February 1, 2017, to the Company’s knowledge, the Ibibo Group, have, and at all times through the date hereof have had and have been in compliance with, all licenses, permits, qualifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable Laws, necessary to conduct the business of the Company and the Historical Subsidiary and the Ibibo Group, (B) since March 31, 2016, through the date hereof, neither the Company nor the Historical Subsidiary nor, since February 1, 2017, to the Company’s knowledge, any member of the Ibibo Group has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (C) each such Permit has been validly issued or obtained and is in full force and effect.

(g) Capitalization; Subsidiaries.

(i) The stated capital of the Company is US$1,695,327,193.42, consisting of (A) 52,706,195 Shares issued and outstanding, (B) 38,971,539 Class B Shares issued and outstanding, and (C) 45,671,846 Shares reserved for issuance in respect of outstanding options to acquire Shares, restricted share units issued and outstanding and Class B Shares convertible into Shares, in each case as of March 31, 2017. Except as set forth in this Section 3.1(f), the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) As of March 31, 2017, 6,700,307 Shares were issuable pursuant to 333,121 options and 6,367,186 restricted share units issued and outstanding pursuant to the Company’s 2001 Equity Option Plan and 2010 Share Incentive Plan. All outstanding Shares and Class B Shares have been duly authorized, validly issued, fully paid and non-assessable and (other than as set out in the Transaction Agreement and the Terms of Issue) free of pre-emptive rights.

(iii) Except as set forth above in this Section 3.1(f) and the Company’s share buyback program, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) (other than as set out in the Transaction Agreement and the Terms of Issue) pre-emptive or other rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) All outstanding shares of capital stock or other securities of the Historical Subsidiary and, to the Company’s knowledge, the Ibibo Group are duly authorized, validly issued, fully paid and non-assessable and all such shares in the Historical Subsidiary and, to the Company’s knowledge, the Ibibo Group (except for directors’ qualifying shares or the like) are owned, directly or indirectly, by the Company free and clear of any Liens.

(v) There are no Subsidiaries that meet the definition of a “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act other than the Historical Subsidiaryset forth in Schedule A hereto and, to the Company’s knowledge, the members of the Ibibo Group set forth in Schedule B hereto.

(h) Registration Rights. Except as set forth in the Investor Registration Rights Agreement and the Company SEC Documents, the Company has not granted to any Person the right to require the Company to register the Shares.

(i) SEC Matters; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all registration statements, prospectuses, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC through the date hereof. None of the Company’s Subsidiaries is required to make any filings with the SEC. As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents, save for the Ibibo Financial Statements, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements (including any related notes) of the Company contained in the Company SEC Documents, save for the Ibibo Financial Statements (collectively, the “Company Financial Statements”): (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) present fairly in all material respects the financial condition and the results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, (iii) were prepared in accordance with IFRS, applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of notes), and (iv) meet the requirements of Regulation S-X promulgated under the Securities Act and the Exchange Act.

(iii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Since March 31, 2016, the Company has not identified any material weaknesses or significant deficiencies in the Company’s internal controls, and the Company’s auditors and the audit committee of the Board of Directors have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since March 31, 2016, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(j) Absence of Certain Changes. (i) Since March 31, 2016, the Company and its Historical Subsidiary have operated in the ordinary course of business in all material respects; (ii) since February 1, 2017, to the Company’s knowledge, the Ibibo Group has operated in the ordinary course of business in all material respects and (iii) since March 31, 2016, there has not been a Company Material Adverse Effect.

(k) No Undisclosed Liabilities. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in the Company SEC Documents, neither the Company nor the Historical Subsidiary nor, since February 1, 2017, to the Company’s knowledge, any member of the Ibibo Group, has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with IFRS other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements, (ii) liabilities or obligations disclosed and provided for in the Ibibo Financial Statements, (iii) liabilities or obligations that have been incurred by the Company or the Historical Subsidiary in the ordinary course of business, (iv) liabilities or obligations that have been incurred by the members of the Ibibo Group since February 1, 2017 in the ordinary course of business or (v) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement.

(l) Litigation.

(i) Except as set forth in the Company SEC Documents, as of the date of this Agreement, there is no pending Proceeding, and, to the Company’s knowledge, no Person has threatened to commence any Proceeding: (i) since March 31, 2016 through the date hereof against the Company or the Historical Subsidiary or any director or officer thereof (in their capacity as such) or, since February 1, 2017 through the date hereof, any member of the Ibibo Group or any director or officer thereof (in their capacity as such), in each case, as would have, if decided adversely, individually or in the aggregate, a

Company Material Adverse Effect or (ii) that challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the transactions contemplated by this Agreement.

(ii) There is no Governmental Order in effect to which the Company or the Historical Subsidiary or, to the Company’s knowledge, any member of the Ibibo Group is a party or subject which materially interferes with the business of the Company, the Historical Subsidiary and the Ibibo Group as currently conducted, taken as a whole.

(m) NASDAQ. The Company has no action pending to delist the Shares from the NASDAQ, nor has the Company received any notification that NASDAQ is currently contemplating terminating such listing. The Company is not in violation of any listing requirements of the NASDAQ and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of the Shares from the NASDAQ in the foreseeable future.

(n) Intellectual Property. Except as set forth in the Company SEC Documents, (A) the Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Company Material Adverse Effect; (B) to the Company’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or the Historical Subsidiary or, since February 1, 2017, any member of the Ibibo Group, infringes upon any rights held by any other Person, except for such infringements that would not have a Company Material Adverse Effect; and (C) to the Company’s knowledge, no claim or litigation regarding any of the foregoing is pending or, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(o) Title to Property. Except as set forth in the Company SEC Documents, the Company and its Historical Subsidiary and, since February 1, 2017, to the Company’s knowledge, the Ibibo Group, have good and marketable title to all material real property owned by the Company and its Historical Subsidiary and the Ibibo Group and good title to all other material properties owned by them, in each case, free and clear of all Liens except where failure to have good and marketable title to such real property or good title to all other properties owned by them would not, individually or in the aggregate, result in a Company Material Adverse Effect; all of the leases and subleases material to the business of the Company and its Historical Subsidiary and the Ibibo Group, taken as a whole, are valid, subsisting, enforceable and in full force and effect, and neither the Company nor the Historical Subsidiary nor, to the Company’s knowledge, any member of the Ibibo Group has any notice of any material claim that has been asserted by anyone adverse to the rights of the Company or the Historical Subsidiary or any member of the Ibibo Group under any of the material leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Historical Subsidiary or member of the Ibibo Group to the continued possession of the leased or subleased premises under any such material lease or sublease.

(p) Investment Company. The Company is not, and immediately after receipt of payment for the Class B Shares will not be, required to register as an “investment company” within the meaning of the Investment Company Act.

(q) Taxes.

(i) The Company and its Historical Subsidiary and, since February 1, 2017, to the Company’s knowledge, the Ibibo Group, have filed all material tax returns that are required to have been filed by them pursuant to applicable Law, and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Historical Subsidiary and the Ibibo Group, except for such taxes, if any, as are being contested in good faith or as to which adequate reserves have been provided and except where the failure to file such tax returns would not result in a

Company Material Adverse Effect and except as disclosed in the Company SEC Documents. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not, individually or in the aggregate, result in a Company Material Adverse Effect and except as disclosed in the Company SEC Documents.

(ii) There are no stamp duty or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in Mauritius or India in connection with the execution and delivery of this Agreement or the issuance or sale of the Class B Shares.

(r) Payments in Foreign Currency. Under current Laws of Mauritius and any political subdivision thereof, all dividends and other distributions declared and payable on the Class B Shares may be paid by the Company to the holder thereof in United States Dollars and freely transferred out of Mauritius without the necessity of obtaining any governmental authorization in Mauritius or any political subdivision or taxing authority thereof or therein.

(s) Offering. Subject to the truth and accuracy of the Purchaser’s representations set forth in Section 3.2, the offer, sale and issuance of the Class B Shares by the Company to the Purchaser pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

(t) General Solicitation; No Integration. Neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sale of the Class B Shares. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Class B Shares sold pursuant to this Agreement under circumstances that would require registration of the Class B Shares under the Securities Act.

(u) Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

(v) No Additional Representations. The Company acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, or in any certificate delivered by the Purchaser to the Company in accordance with the terms hereof.

Section 3.2 Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, the Purchaser hereby represents and warrants to the Company that, as of the date hereof and as of Closing:

(a) Existence and Power. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated hereby.

(b) Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by the Purchaser’s shareholders is required in connection with this Agreement, the performance by it of its obligations thereunder, or the consummation by the Purchaser of the transactions contemplated hereby.

(c) Purchase Entirely for Own Account. The Purchaser is acquiring the Class B Shares in the ordinary course of its business, for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser does not have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Class B Shares (or any securities which are derivatives thereof) to or through any Person. The Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer. The Purchaser acknowledges that it can bear the economic risk of its investment in the Class B Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Class B Shares.

(d) No Violation. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) subject to the truth and accuracy of the representations and warranties of the Company in Section 3.1(e) and to the making of the filings specified in Section 3.1(e), conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract, license, permit or franchise to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority other than the filings referred to in Section 3.1(e).

(f) Legend. The Purchaser understands that the Class B Shares will bear a legend to the following effect:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY OTHER SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO ANY U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE TRANSFER AGENT THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE SECURITIES ACT.

THE CLASS B SHARES CONTAIN CERTAIN RESTRICTIONS OR LIMITATIONS ON TRANSFER, AS SET OUT IN THE TRANSACTION AGREEMENT ENTERED INTO ON OCTOBER 18, 2016 BETWEEN MAKEMYTRIP LIMITED, MIH INTERNET SEA PTE. LTD. AND SOLELY WITH RESPECT TO ARTICLE XIII THEREOF, MIH B2C HOLDINGS B.V., AS AMENDED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME, AND THE TERMS OF ISSUE OF THE CLASS B SHARES.”

(g) Private Placement. The Purchaser understands that (a) the Class B Shares have not been registered under the Securities Act or any state securities Laws, by reason of its issuance by the Company in a transaction exempt from the registration requirements thereof and (b) the Class B Shares may only be offered for sale, sold, transferred or assigned pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case in compliance with any applicable securities laws of any state or other jurisdiction. Accordingly, the Purchaser agrees that it will only offer, sell, transfer or assign the Class B Shares in the United States or to any U.S. Person pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case in compliance with any applicable securities laws of any state or other jurisdiction. The Purchaser represents that either (A) it is (x) a qualified institutional buyer (as defined in Rule 144A under the Securities Act), or (y) an accredited investor (as defined in Rule 501 of the Securities Act) and, in the case of clause (y), is either (i) an institutional account (as defined in FINRA Rule 4512(c)) or (ii) a qualified purchaser (as defined in Section 2(a)(51)(A) of the Investment Company Act) or (B) it is not a U.S. Person, is not acquiring the Class B Shares for the account or benefit of a U.S. Person and is not physically located in the United States. Accordingly, the Purchaser understand that the offering of the Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1)(A)(B), (C) or (J). The Purchaser further represents that its purchase of the Class B Shares is not a result of any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act).

(h) (i) Without prejudice to the Company’s representations and warranties set forth in Section 3.1, the Purchaser has had access to all public information filed or furnished by the Company to the SEC without undue difficulty and has made such investigation with respect to the Company and the Shares, as it deems necessary to make its investment decision; (ii) the Purchaser has made its own assessment, has satisfied itself concerning the tax, legal, regulatory and financial considerations relevant to its investment in the Class B Shares and has sought such advice as it has considered necessary to make an informed decision with respect to its acquisition of the Class B Shares; and (iii) the Purchaser has had the opportunity to ask questions concerning the terms and conditions of this Agreement. The Purchaser has received no representations or warranties from the Company or its employees, agents or attorneys in making this investment decision other than as set forth in this Agreement.

(i) No Additional Representations. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, or in any certificate delivered by the Company to the Purchaser in accordance with the terms hereof.

(j) Assistance with Mauritius Filing. The Purchaser shall cooperate with and provide all necessary information to the Company to enable the Company to make the filing referred to in Section 3.1(e)(i).

(k) Certain Trading Activities. Other than consummating the transactions contemplated hereunder, (i) the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since the time that the Purchaser was first contacted by the Company or any other Person regarding the specific investment contemplated hereby until the execution of this Agreement, and (ii) the Purchaser will not directly or indirectly, nor will any Person acting on behalf of or pursuant to any understanding with the Purchaser, engage in any such transactions prior to the Company’s issuance of a press release with respect to the execution of this Agreement and the transactions contemplated hereby, provided that the restrictions set forth in clause (ii) shall terminate if the Company fails for any reason to issue such press release promptly following the execution of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction, including the existence and terms of this transaction, except for disclosures made with the consent of the Company.

(l) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(m) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase Class B Shares pursuant to this Agreement, and the Purchaser confirms that it has not relied on the advice of any business and/or legal counsel in making such decision. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Class B Shares.

(n) No Governmental Review. The Purchaser understands that no governmental agency has passed on or made any recommendation or endorsement of the Class B Shares, the fairness or suitability of the investment in the Class B Shares or the merits of the transactions contemplated hereby.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1 Transfer Restrictions. Sections 9.01 to 9.04 of the Transaction Agreement, Sections 8.1 to 8.4 of the Terms of Issue and the definitions of any defined terms used therein are hereby incorporated by reference herein and deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in their entirety herein mutatis mutandis, except that the term “Covered Shares” shall be deemed to include the Class B Shares to be issued to the Purchaser pursuant to this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 5.2 Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Company irrevocably consents and agrees, for the benefit of the Purchaser, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the transactions contemplated herein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated herein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) subject to Section 4.2(b), agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.4.

(b) The Company irrevocably appoints MakeMyTrip Inc. as its authorized agent in the Borough of Manhattan, New York City, New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to 60 East 42nd Street, Suite 605, New York, NY 10165, U.S.A., shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect. If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Purchaser a copy of the new agent’s acceptance of that appointment within ten Business Days of such acceptance. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the Company in any other court of competent jurisdiction. To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder.

Section 5.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

If to the Company, to:

MakeMyTrip Limited

19th Floor, Building No. 5

DLF Cyber City

Gurgaon, India, 122002

Attention:        Mohit Kabra

Facsimile:       +91 124 4395100

Email:             groupcfo@makemytrip.com

If to the Purchaser, to:

MIH Internet SEA Pte. Ltd.

#13-10 Parkview Square

600 North Bridge Road

Singapore 188788

Attention:        Wayne Benn

Facsimile:        +852 2847 3381

Email:              wbenn@naspers.com

Section 5.5 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.6 Entire Agreement. This Agreement, together with the Transaction Agreement, each of the “Transaction Documents” defined in the Transaction Agreement, all other Contracts between the Purchaser or its Affiliates and the Company or its Affiliates entered into in connection with or related to the Transaction Agreement (the “Existing Agreements”), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and, except for the Existing Agreements, supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates with respect to the subject matter of this Agreement.

Section 5.7 Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

Section 5.8 Waiver and Extension. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 5.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 5.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 5.9 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Purchaser shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Purchaser as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 5.10 Public Disclosure. Neither the Company nor the Purchaser, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body, in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law, shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party. Notwithstanding anything to the contrary in this Section 5.10, the Company and the Purchaser may make public disclosures, disclosures in its financial statements and public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such disclosures and statements are materially consistent with previous press releases, public disclosures or public statements made by the Purchaser or the Company.

Section 5.11 Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12 Further Assurances. From time to time, each party hereto shall execute and deliver to the other party hereto such additional documents and shall provide such additional information to such other party as such other party may reasonably require to carry out the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MAKEMYTRIP LIMITED

By:	/s/ Mohit Kabra
Name:	Mohit Kabra
Capacity:	Group Chief Financial Officer

MIH INTERNET SEA PTE. LTD.

By:	/s/ Oliver Rippel
Name:	Oliver Rippel
Capacity:	Director

SCHEDULE A

HISTORICAL SUBSIDIARY OF THE COMPANY

MakeMyTrip (India) Private Limited

SCHEDULE B

LIST OF IBIBO GROUP MEMBERS

Ibibo Group Holdings (Singapore) Pte. Ltd.

Ibibo Group Private Limited